Exhibit 99.1

Barnes Group Inc. 123 Main Street Bristol, CT 06010

NEWS RELEASE

BARNES GROUP INC. REPORTS
THIRD QUARTER 2010 FINANCIAL RESULTS

▪	Quarterly net sales rise 11% to $289.9 million
▪	Net income increases 39% to $15.1 million
▪	Third quarter 2010 diluted EPS increases 35% to $0.27

BRISTOL, Conn., October 29, 2010 — Barnes Group Inc. (NYSE: B), a diversified global manufacturer and logistical services company, today reported financial results for the third quarter 2010.  The Company reported net income of $15.1 million, or $0.27 per diluted share, compared to $10.9 million, or $0.20 per diluted share in the third quarter of 2009.  Barnes Group’s third quarter 2010 sales totaled $289.9 million, an increase of 11.4 percent from $260.3 million in the third quarter of 2009.

($ millions; except	Three months ended September 30,					Nine months ended September 30,
per share data)	2010	2009	Change			2010	2009	Change
Net Sales	$289.9	$260.3	$29.6	11.4%		$849.9	$777.7	$72.2	9.3%
Operating Income	$24.8	$14.6	$10.3	70.6%		$68.2	$49.2	$19.0	38.7%
% of Sales	8.6%	5.6%	-	3.0	pts.	8.0%	6.3%	-	1.7	pts.
Net Income	$15.1	$10.9	$4.2	38.7%		$41.8	$32.8	$9.0	27.3%
% of Sales	5.2%	4.2%	-	1.0	pts.	4.9%	4.2%	-	0.7	pts.

Net Income Per Diluted Share	$0.27	$0.20	$0.07	35.0%		$0.75	$0.61	$0.14	23.0%

“Continued improvements in the current economic climate, particularly within our industrial and automotive end markets, led to double-digit sales growth for the second consecutive quarter,” said Gregory F. Milzcik, President and Chief Executive Officer, Barnes Group Inc. “This increase in sales, paired with our continued focus on maintaining an efficient cost structure and productivity, contributed to a meaningful improvement to our third quarter operating profit.

“We also experienced continued growth in our backlog and strong order rates, which position us well to build upon our success as we move into the fourth quarter,” Milzcik said.  “While we are seeing strong growth in Precision Components and increased activity within our distribution and aerospace aftermarket businesses, we continue to remain cautious. Our 2010 diluted earnings per share guidance has been tightened to $0.95 to $1.00 given current and anticipated market conditions.”

Barnes Group Inc. / 2

Logistics and Manufacturing Services
•
Third quarter 2010 sales at Logistics and Manufacturing Services were $138.9 million, an increase of 5.8 percent from $131.3 million in the same period last year.  The increase in sales was driven primarily by revenue growth in the North American distribution businesses as macro-economic conditions, including industrial production, continued to improve.  The European-based distribution business experienced a slight decline in sales compared to the same period last year mainly due to the negative impact of foreign exchange. Aerospace aftermarket reported an increase in sales over the prior year period reflecting modest improvement in maintenance, repair and overhaul activity and new product introduction. Foreign exchange negatively impacted third quarter 2010 sales by $1.5 million.

•
Operating profit was $10.8 million, compared with $11.9 million in the third quarter of 2009.  This primarily results from increased personnel costs related to expanding the sales force and improving productivity in the distribution businesses. Operating profit was also impacted by higher product and freight costs. Higher sales helped partially offset the impact of these trends.  Operating margin was 7.8 percent compared to 9.0 percent in the prior year.

Precision Components
•
Order rates within Precision Components experienced an increase over the prior year and outpaced sales for the fourth consecutive quarter.  Third quarter 2010 sales were $154.0 million, up 18.4 percent from $130.0 million in the same period last year.  Year-over-year sales growth continued to be driven by improved market demand primarily from the industrial manufacturing businesses in North America and Europe and from improvements in the transportation industry, including automotive.  Sales in the aerospace original equipment manufacturing business were relatively flat compared to the third quarter of 2009.  Foreign exchange negatively affected sales by $1.2 million in the third quarter.

•
Operating profit for the third quarter of 2010 increased significantly to $14.0 million, as compared with $2.7 million in the third quarter of 2009.  The higher operating profit was due primarily to the increase in 2010 sales levels, as well as a lower fixed cost structure, and a focus on lean initiatives to improve operating efficiency. Sales gains helped offset higher personnel costs and expenses associated with increases in new product introductions.  Included in Precision Components third quarter 2009 results are $3.4 million (pre-tax) for restructuring charges related to moving operations in two facilities that provided a more cost effective manufacturing footprint. Operating margin was 9.1 percent compared to 2.1 percent in the prior year.

Additional Information
•
Other income, net of other expenses, decreased $2.0 million in the third quarter of 2010, compared to the same period of 2009 primarily as a result of a $1.5 million gain in 2009 on the repurchase of certain convertible notes.  Year-to-date, other income, net of other expenses, decreased $4.8 million, primarily as a result of a $3.8 million gain in 2009 on the repurchase of certain convertible notes.

•
The Company’s effective tax rate for the first nine months of 2010 was 17.7 percent compared to 5.1 percent in 2009.  Included in the 2009 year-to-date tax expense is a $1.6 million tax benefit related to the third quarter 2009 restructuring actions.  Changes to the Company’s tax rate are largely based on changes in the projected mix of income between taxing jurisdictions.

Barnes Group Inc. / 3

•
Barnes Group generated $47.0 million in cash from operations for the first nine months of 2010, compared to $125.7 million in 2009.  Cash flow in 2010 includes additional investments in working capital driven by increased customer demand.

Conference Call
The Company will conduct a conference call with investors to discuss third quarter 2010 results at 8:30 a.m. ET today, October 29, 2010.  A webcast of the live call and an archived replay will be available on the Barnes Group investor relations link at www.BGInc.com.

Barnes Group Inc. (NYSE:B) is a diversified global manufacturer and logistical services company focused on providing precision component manufacturing and operating service support.  Founded in 1857, over 4,800 dedicated employees at locations on four continents worldwide are committed to achieving consistent and sustainable profitable growth.  For more information, visit www.BGInc.com.  Barnes Group, the Critical Components People.

This release may contain certain forward-looking statements as defined in the Private Securities Litigation and Reform Act of 1995. Forward-looking statements are made based upon management’s good faith expectations and beliefs concerning future developments and their potential effect upon the Company and can be identified by the use of words such as “anticipated,” “believe,” “expect,” “plans,” “strategy,” “estimate,” “project,” and other words of similar meaning in connection with a discussion of future operating or financial performance.  These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those expressed in the forward-looking statements. The risks and uncertainties, which are described in our periodic filings with the Securities and Exchange Commission, include, among others, uncertainties arising from the behavior of financial markets; future financial performance of the industries or customers that we serve; changes in market demand for our products and services; successful integration of acquired businesses; introduction of new products or transfer of work; changes in raw material prices and availability; foreign currency exposure; our dependence upon revenues and earnings from a small number of significant customers; uninsured claims; and numerous other matters of global, regional or national scale, including those of a political, economic, business, competitive, environmental, regulatory and public health nature. The Company assumes no obligation to update our forward-looking statements.

Contact:
Chris Stephens – 860.583.7070

###

Barnes Group Inc. / 4

BARNES GROUP INC.
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per share data)
Unaudited

	Three months ended September 30,			Nine months ended September 30,
	2010	2009	% Change	2010	2009	% Change

Net sales	$289,901	$260,339	11.4	$849,930	$777,690	9.3

Cost of sales	184,989	170,491	8.5	540,833	503,369	7.4
Selling and administrative expenses	80,079	75,291	6.4	240,915	225,161	7.0

	265,068	245,782	7.8	781,748	728,530	7.3

Operating income	24,833	14,557	70.6	68,182	49,160	38.7

Operating margin	8.6%	5.6%		8.0%	6.3%

Other income	56	1,545	(96.4)	290	4,205	(93.1)
Interest expense	5,177	5,293	(2.2)	15,273	17,234	(11.4)
Other expenses	829	293	NM	2,451	1,558	57.3

Income before income taxes	18,883	10,516	79.6	50,748	34,573	46.8

Income taxes (benefit)	3,779	(373)	NM	8,992	1,778	NM

Net income	$15,104	$10,889	38.7	$41,756	$32,795	27.3

Common dividends	$4,373	$4,357	0.4	$13,159	$21,220	(38.0)

Per common share:
Net income:
Basic	$0.27	$0.20	35.0	$0.75	$0.61	23.0
Diluted	0.27	0.20	35.0	0.75	0.61	23.0
Dividends	0.08	0.08	-	0.24	0.40	(40.0)

Average common shares outstanding:
Basic	55,346,517	54,257,791	2.0	55,428,865	53,462,672	3.7
Diluted	55,839,970	54,563,199	2.3	56,048,170	53,710,453	4.4

Notes:
2009 third quarter Other income included a $1,485 gain on the purchase of certain convertible debt and income taxes included the related tax expense of $563.
2009 year-to-date Other income included a $3,773 gain on the purchase of certain convertible debt and income taxes included the related tax expense of $1,431.

Barnes Group Inc. / 5

BARNES GROUP INC.
OPERATIONS BY REPORTABLE BUSINESS SEGMENT
(Dollars in thousands)
Unaudited

	Three months ended September 30,			Nine months ended September 30,
	2010	2009	% Change	2010	2009	% Change
Net Sales

Logistics and Manufacturing Services	$138,937	$131,309	5.8	$412,679	$410,546	0.5

Precision Components	154,012	130,041	18.4	446,397	371,560	20.1

Intersegment sales	(3,048)	(1,011)	NM	(9,146)	(4,416)	NM

Total net sales	$289,901	$260,339	11.4	$849,930	$777,690	9.3

Operating profit

Logistics and Manufacturing Services	$10,799	$11,871	(9.0)	$29,296	$38,777	(24.5)

Precision Components	14,034	2,686	NM	38,886	10,383	NM

Total operating profit	24,833	14,557	70.6	68,182	49,160	38.7

Interest income	56	54	2.7	211	371	(43.2)

Interest expense	(5,177)	(5,293)	(2.2)	(15,273)	(17,234)	(11.4)

Other income (expense), net	(829)	1,198	NM	(2,372)	2,276	NM

Income before income taxes	$18,883	$10,516	79.6	$50,748	$34,573	46.8

Notes:
2009 third quarter Other income (expense), net included a $1,485 gain on the purchase of certain convertible debt.
2009 year-to-date Other income (expense), net included a $3,773 gain on the purchase of certain convertible debt.

Barnes Group Inc. / 6

BARNES GROUP INC.
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)
Unaudited

	September 30, 2010	December 31, 2009
Assets
Current assets
Cash and cash equivalents	$23,724	$17,427
Accounts receivable	189,693	160,269
Inventories	211,902	190,792
Deferred income taxes	9,040	23,630
Prepaid expenses and other current assets	14,577	10,562

Total current assets	448,936	402,680

Deferred income taxes	40,344	30,650
Property, plant and equipment, net	219,755	224,963
Goodwill	381,421	373,564
Other intangible assets, net	294,193	303,689
Other assets	18,964	16,444

Total assets	$1,403,613	$1,351,990

Liabilities and Stockholders' Equity
Current liabilities
Notes and overdrafts payable	$8,012	$4,595
Accounts payable	97,014	85,588
Accrued liabilities	80,189	73,538
Long-term debt - current	107,322	25,567

Total current liabilities	292,537	189,288

Long-term debt	241,679	321,306
Accrued retirement benefits	106,100	118,693
Other liabilities	36,894	37,990

Stockholders' equity	726,403	684,713

Total liabilities and stockholders' equity	$1,403,613	$1,351,990

Barnes Group Inc. / 7

BARNES GROUP INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)
Unaudited

	Nine months ended September 30,
	2010	2009
Operating activities:
Net income	$41,756	$32,795
Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	38,988	38,558
Amortization of convertible debt discount	4,251	4,558
Loss on disposition of property, plant and equipment	253	813
Gain on repurchase of convertible notes	--	(3,773)
Stock compensation expense	5,619	3,279
Withholding taxes paid on stock issuances	(287)	(610)
Changes in assets and liabilities:
Accounts receivable	(27,671)	14,694
Inventories	(19,492)	50,757
Prepaid expenses and other current assets	(5,420)	4,378
Accounts payable	11,359	4,615
Accrued liabilities	5,906	(3,054)
Deferred income taxes	4,469	(2,741)
Long-term retirement benefits	(12,155)	(16,503)
Other	(579)	(2,030)

Net cash provided by operating activities	46,997	125,736

Investing activities:
Proceeds from disposition of property, plant and equipment	1,384	981
Capital expenditures	(22,463)	(24,847)
Other	(2,393)	(1,737)

Net cash used by investing activities	(23,472)	(25,603)

Financing activities:
Net change in other borrowings	3,384	(4,861)
Payments on long-term debt	(243,658)	(181,242)
Proceeds from the issuance of long-term debt	241,667	94,900
Proceeds from the issuance of common stock	3,871	5,621
Common stock repurchases	(9,014)	(314)
Dividends paid	(13,159)	(21,220)
Other	(160)	(797)

Net cash used by financing activities	(17,069)	(107,913)

Effect of exchange rate changes on cash flows	(159)	1,043

Increase (decrease) in cash and cash equivalents	6,297	(6,737)

Cash and cash equivalents at beginning of period	17,427	20,958

Cash and cash equivalents at end of period	$23,724	$14,221